Exhibit 99.1

KushCo Holdings to Report Second Fiscal Quarter 2019 Earnings on Thursday, April 11, 2019

KushCo Announces Decision to Restate Prior Period Financial Statements for Fiscal Years 2018 and
2017 for Non-Cash Items Related to Acquisitions of CMP Wellness, Summit Innovations and Hybrid Creative

GARDEN GROVE, Calif., April 9, 2019 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”) today announced it will issue its fiscal second quarter 2019 results press release on April 11, 2019 after U.S. markets close.

The Company will also host a conference call on Thursday, April 11, 2019 at 4:30 PM Eastern Time.

Participant Dial-In Numbers:

Toll-Free: 1-877-407-9039

Toll / International: 1-201-689-8470

*Participants should request the KushCo Holdings Earnings Call or provide confirmation code 13688958

The call will be webcast, with an accompanying slide deck, on the KushCo Events page of the Company website at www.kushco.com. Please visit the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the call will be available on the KushCo Events page approximately two hours after the conference call has ended.

Nick Kovacevich, Chief Executive Officer of KushCo, and Chris Tedford, Chief Financial Officer, will be conducting a question and answer session following their prepared remarks.

Decision to Restate Prior Period Financial Statements for Fiscal 2018 and 2017

The Company identified inadvertent errors in the accounting for certain shared-settled contingent consideration (“Contingent Consideration”) relating to its acquisition of CMP Wellness in May 2017, Summit Innovations in May 2018, and Hybrid Creative in July 2018. In connection with those acquisitions, Contingent Consideration relating to the respective earnout arrangements were recorded as equity. Upon further evaluation, the Company determined that the Contingent Consideration should have been accounted for as liabilities with changes in the fair value recorded in the Company’s consolidated statements of operations.

The Company expects the corrected misstatements to have the following impact on its restated annual consolidated financial statements:

•	Increase net loss from $10.2 million to $24.3 million during its fiscal year ended August 31, 2018;
•	Increase net income from $0.1 million to $1.7 million during its fiscal year ended August 31, 2017;
•	No impact on its net revenue or gross profit for any of the restated fiscal periods; and
•	No impact on its cash flows from operations for any of the restated fiscal periods.

The Company intends to file such amended reports as soon as practicable.

Management has concluded that the Company’s internal control over financial reporting and its disclosure controls and procedures were not effective as of the end of the respective restatement periods. The Company will amend its disclosures pertaining to the evaluation of such internal controls and procedures, as appropriate, in connection with the amended 10-K and 10-Q filings. In February 2019, the Company engaged a national accounting advisory firm to assist with the design and implementation of its internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the cannabis and hemp industries. KushCo Holdings’ subsidiaries and brands provide, product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc.  While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com